NW TECH CAPITAL, INC. ANNOUNCES IT HAS COMPLETED THE PURCHASE OF TELEDIGIT INC. AND WILL REPORT REVENUE IN THE 2ND QUARTER REVIEW.

VANCOUVER, WASHINGTON / PORTLAND, OREGON, June 17, 2008 - NW Tech Capital Inc., (OTCBB, “NWTT”) announced today that it has completed the purchase of Teledigit, Inc. effective June 16, 2008. Closing was originally scheduled for July 31, 2008, but the completion of the financial audit of Teledigit allowed the parties to accelerate closing by almost two months. This allows NW Tech Capital to recognized revenue in our 2nd quarter 10Q.

James Wheeler, President and CEO of NWTT, stated, “We are pleased that we could close early on the purchase of Teledigit. This means that our combined sales teams can now work together to build the business. Everyone is on board to help grow Teledigit revenues in 2008. In addition to our existing sales channels, the Information Technology (IT) Managed Services Provider (MSP) division of Teledigit, Inc. has been developed to service the Small & Medium Business and Enterprise (SMB) market that require a technology/network service provider whose staff is highly skilled at developing creative IT solutions and supporting networked computing environments.” Wheeler also states, “We are looking at some national partners as well as our internal new business sales division to help us build our new IT, MSP business rapidly. We hope to be able to announce some of these partnerships in the very near future.”

About TeleDigit, Inc.
TeleDigit, Inc. is a locally owned and operated telecommunications company in the Pacific Northwest.  Established in 1995, TeleDigit Inc. bases its operations out of Portland, Oregon serving customers throughout the West coast, with a national contract to service all voice systems for a National chain of dentist offices. TeleDigit, Inc. provides installation and service for your business voice needs, wireless networks and data services including key systems, PBXs, voicemail, and cabling.

About NW TECH CAPITAL, INC.
NW Tech Capital is a holding company with interests in areas of telecommunications, data management, information systems and public safety communication and response solutions. NW Tech trades on the OTC Bulletin Board under the ticker symbol NWTT. For more information on NW Tech Capital or Teledigit contact investor@nwtechcapital.com or visit web site at www.teledigitinc.com.

Certain Information
Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of NWTT officials are “Forward-Looking Statements”: within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Certain statements in this news release may contain forward-looking information and are based on Management's current expectations, estimates and projections subject to change. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company disclaims any information that is created or distributed by any outside party and endorses only information that is communicated by its official Press Releases.

Contact Information: NW Tech Capital, Inc., Vancouver, WA; James Wheeler, Chairman & CEO, E-mail: investor@nwtechcapital.com